Exhibit 10.4

CONTRACT FOR THE DELIVERY AND SALE OF RAW SUGAR

This Contract for the Delivery and Sale of Raw Sugar (the “Contract”), dated as of October 7, 2009, is made between Seller and Buyer, as defined below, on the following terms and conditions:

1. Seller	1.1 Hawaiian Sugar & Transportation Cooperative, an agricultural association organized under the laws of the State of Hawaii (“Seller”).

1.2 Buyer hereby agrees that, in the event Seller is dissolved in accordance with applicable law, all of Seller’s rights and obligations under the Contract may be assigned to Hawaiian Commercial & Sugar Company, a division of Alexander & Baldwin Inc., a Hawaii corporation, and the Contract shall remain in full force and effect and without change.

2. Buyer	2.1 C&H Sugar Company, Inc., a Delaware corporation (“Buyer”).

3. Term	3.1 The term of the Contract shall cover the Sugar, as defined below in Section 4.1, supplied by Seller to Buyer for crop years 2010, 2011 and 2012.

3.2 Seller has the option, which may be exercised on or before June 30, 2010, to cancel all or part of the Sugar deliveries from the 2011 and 2012 crop years covered by the Contract that are not yet priced as described below in Section 9, at time of exercise.

3.3 Seller has the option, which may be exercised on or before June 30, 2011, to cancel all or part of the Sugar deliveries from the 2012 crop year covered by the Contract that are not yet priced, as described below in Section 9, at time of exercise.

4. Quantity	4.1 The Contract shall cover Seller’s crop years 2010, 2011, and 2012.

4.2 Seller shall deliver to Buyer a quantity equal to Seller’s non-food grade sugar (“Sugar”) production each crop year (“Total Quantity”). All weights of Sugar delivered under the Contract shall be avoirdupois. For purposes of pricing, the Total Quantity shall be segregated into two categories as defined in Sections 5.3 and 5.4 below.

4.3 “Benchmark Quantity” each crop year under the Contract shall be 102,000 short tons (st).

4.4 “Additional Quantity” shall be the excess, if any, of the Total Quantity over the Benchmark Quantity.

5. Quality

5.1 Quality of the Sugar shall be as per the quality provisions of the Domino Sugar Corporation General Contract Terms, dated September 30, 1991, as amended, which is attached hereto as Exhibit A (“Domino Terms”); provided, however, that the polarization premia provisions described below in Section 12 shall supersede any inconsistent provisions of the Domino Terms. If the sugar’s polarization is over 99.0 degrees and polarization is paid to actual all quality provisions as per “Domino Terms” are waived.

6. Substitution

6.1 Seller, at its sole option, may substitute sugar from a third party that complies with the requirements of Section 5.1 above, for any or all shipments of Sugar deliverable hereunder in any crop year covered by the Contract.

7. Delivery

7.1 Delivery of the Sugar shall be to one safe berth Buyer’s refinery Crockett, California, unless mutually agreed otherwise by Buyer and Seller. Title and risk of loss of Sugar shall pass from Seller to Buyer when it is placed on the Buyer’s receiving scale.

8. Shipment	8.1 Shipments shall be in cargos (“Cargos”) of approximately 34,000 st each.

8.2 Buyer and Seller hereby agree to the shipment schedules of the Benchmark Quantity established in Exhibit B and Exhibit C hereto, unless modified by both parties taking into account Seller’s and Buyer’s rate of production and storage capacity.

8.3 Shipment of Additional Quantity, if any, shall be generally around October, November, or December of the crop year, subject to the agreement of the parties, unless such quantity is less than a full Cargo, in which case it will be deferred until such time Seller is able to accumulate a full Cargo by co-shipment with Sugar produced during the subsequent crop year.

9. Pricing	9.1 For each Cargo, the CIFDP Price shall be determined according to the following “Pricing Formula”:

(a)         two-thirds (2/3) of the lots shall be priced through Seller’s Executable Orders (“SEOs”) against the relevant contract of the Intercontinental Exchange (ICE) Futures U.S. Sugar No. 16 market, less the appropriate discount as defined in section 9.2;

(b)         one-sixth (1/6) of the lots shall be priced through Seller’s puts against the relevant contract of the ICE Futures U.S. Sugar No. 16 market, less the appropriate discount as defined in section 9.2; and

(c)          one-sixth (1/6) of the lots shall be priced through Buyer’s calls against the relevant contract of the ICE Futures U.S. Sugar No. 16 market, less the appropriate discount as defined in section 9.2.

At any time, both parties may agree to price all or a portion of one or more cargos with fixed prices. To the extent that any prices are fixed by agreement of both parties, the number of SEOs, puts, and calls remaining shall be adjusted downward on a pro rata basis. Fixed pricing shall be agreed to on a net basis, with no separate discount. Amounts that are priced through this method are counted against the Benchmark Quantity as if they had been priced through the Pricing Formula.

9.2 The discount for the Benchmark Quantity under the Pricing Formula shall be 0.45 cents/lb., while the discount for the Additional Quantity shall be 0 (zero) cents/lb.

9.3 For crop year 2010, Buyer and Seller hereby agree to the pricing methodology established in Exhibit B hereto. For crop years 2011 and 2012, to the extent not cancelled pursuant to Section 3.3 above, Buyer and Seller hereby agree to the pricing methodology established in Exhibit C hereto, unless modified by both parties.

9.4 Seller may choose to replace SEO pricing by Against Actuals (“AAs”) at its discretion, and call and put pricing may be replaced by AAs by mutual agreement of the parties. For purposes of the Contract, SEOs, AAs, calls, and puts shall have the meaning commonly ascribed to such terms in the sugar industry.

9.5 Puts and calls shall be executed in the following manner:

9.5.1 Puts and calls will be made against the settlement price of the appropriate futures contract as published by the ICE Futures U.S. Exchange.

9.5.2 Puts and calls must be made and communicated by both phone and email to the other party before 5:00 p.m., EST/EDT, of the day of publication of the relevant settlement price.

9.5.3 The maximum amount that may be priced by either puts or calls in any calendar month is 4,000 st each.

9.5.4 The maximum amount that may be priced by either puts or calls on any individual day is 2,000 st each.

9.5.5 The maximum amount that may be priced by either puts or calls against any individual settlement price is 1,000 st each.

9.5.6 Unless otherwise agreed, no puts or calls may be priced more than 24 months ahead of the anticipated delivery, or before the Seller abandons its cancellation options of Clauses 3.2 and 3.3.

10. Payment	10.1 Initial Payment of the pro forma invoice amount shall be by wire transfer to Seller’s account no later than ten (10) calendar days after vessel’s arrival at port of discharge.

10.2 Final payment shall be made after final weight, polarization and quality tests have been performed but not later than sixty (60) calendar days after vessel’s arrival at port of discharge.

10.3 In the event Buyer fails to pay any amount payable when due, such unpaid amount shall bear interest at an annual rate equal to 133% of the prime rate in effect at such time, as announced by Bank of America with respect to its 90-day loans to its corporate borrowers.

11. Discharge

11.1 Buyer shall be responsible in all respects for the discharge of the Sugar in connection with each delivery. Discharge to Buyer’s refinery at Crockett, California shall be as per the provisions of the Domino Terms, except where specifically addressed in the Contract.

11.2 Laytime, Demurrage and Despatch.

11.2.1 Laytime, as defined in Section 11.2.2 below, shall commence at the start of the next regular stevedore working period following Seller’s presentation of its vessel’s Notice of Readiness, whether or not Buyer’s berth is available for discharge.

11.2.2 Buyer shall be allowed ninety-six (96) hours laytime (“Laytime”) to discharge Seller’s delivery vessel (“Vessel” ). Laytime shall exclude hours occurring during weather stop-work periods, Saturdays, Sundays, stevedore holidays, and stevedore stop-work meetings. Buyer has no obligation to discharge the Vessel during non-Laytime periods. Seller can request the Vessel to be discharged during non-Laytime periods and Seller shall pay Buyer for the actual overtime costs incurred.

11.2.3 In the event discharge is prevented or stopped by adverse weather conditions, Laytime shall be extended for a corresponding period in the determination of Demurrage but not in the determination of Despatch, as both terms are defined in Section 11.2.5 below.

11.2.4 Laytime for discharging shall not commence, or if commenced shall be suspended, during any period in which discharging is prevented or delayed by an Event of Force Majeure, as defined below in Section 13.1.

11.2.5 “Demurrage” is the money payable by Buyer to Seller for delay for which Seller is not responsible in discharging after the Laytime has expired. Demurrage shall be payable by Buyer to Seller at a rate of twenty-two thousand dollars ($22,000) per day (partial demurrage days shall be paid pro rata). “Despatch” is the money payable by Seller to Buyer if the Vessel completes discharging before the Laytime has expired. Despatch shall be payable by Seller to Buyer at a rate of eleven thousand ($11,000) per day (partial despatch days shall be paid pro rata).

11.2.6 Notwithstanding the foregoing, any costs arising from Seller’s Vessel having to enter any port other than Crockett, California while awaiting discharge shall be at Buyer’s expense but only in the instances where C&H specifically causes or requests such diversion.

11.3 Stevedoring. Actual stevedoring charges shall be paid by Buyer and an allowance for stevedoring shall be charged to Seller at the rate of $11.11607 per commercial short ton. These charges will be fixed for the term of the Contract.

11.4 Wharfage (Dockage) Charges, Dues and Taxes. All wharfage charges, dues and taxes, including sales taxes, charged with respect to Seller’s sale and delivery of Sugar shall be paid by Buyer with no offset against any amounts to be paid to Seller hereunder in respect of delivered Sugar.

11.5 Fine Cleaning. “Fine Cleaning” shall refer to that stage of the vessel discharging procedures normally and customarily employed at the Crockett refinery in which shovels and brooms are used to discharge the Sugar from a vessel, but shall not include the washing down or cleaning of a vessel. Buyer shall, at its own expense, cause Seller’s Vessel to be Fine Cleaned under the supervision of the Master of the Vessel unless Buyer gives Seller notice not later than three (3) days before the commencement of discharge of its election not to Fine Clean the Vessel. If Buyer so elects, the Vessel shall not be Fine Cleaned, a corresponding credit of no less than 4% shall be taken against the stevedoring allowance payable by Seller with respect to such delivery and Buyer shall pay Seller interest on the estimated value of the Sugar left aboard the Vessel until such time as the Vessel is Fine Cleaned or placed in non-sugar service. The rate of such interest shall be 133% of the Prime interest rate, as announced by Bank of America with respect to its 90-day loans to its corporate borrowers, during the period such Sugar is left aboard the Vessel. If Buyer shall elect not to Fine Clean the Vessel for any delivery, the Vessel shall in any event be cleaned such that no more than fifteen (15) commercial short tons of Sugar is left following such cleaning in any hold of the Vessel and no more than ninety (90) commercial short tons of Sugar is left in the Vessel in total. Seller may override Buyer’s election not to Fine Clean the delivery Vessel by giving notice to Buyer prior to commencement of discharge if (i) Seller expects the Vessel’s next cargo to be delivered to a third party, (ii) the Vessel is to undergo maintenance or repair requiring any hold to be Fine Cleaned, or (iii) the Vessel is delivering its last Sugar cargo within the calendar year. Buyer shall indemnify, defend, and hold Seller harmless from any claims related to Buyer’s Fine Cleaning of the Vessel.

12. Polarization:

12.1 The CIFDP Basis 96 price shall be adjusted for quality as per the quality provisions of the Domino Terms, excepting the allowance for each degree of polarization above 96 degrees which shall be as per the following ratable adjustments:

For degrees pol from 96 to 97: Add 0.5% For degrees pol from 97 to 98: Add 2.25% For degrees pol from 98 to 99: Add 1.2% For degrees pol from 99 to 100: Add 0.6%

13. Force Majeure

13.1 Each party shall be excused from the performance of its obligations under the Contract for any period and to the extent that it is prevented from performing such obligations, in whole or in part, as a result of delays caused by an act of God, fire, earthquake, war, terrorism, civil disturbance, court order, hurricane, drought or water shortages, pestilence, disease, agricultural risks associated with growing crops, strike or other labor disturbance, breakage or other damage to or failure or breakdown of facilities or equipment, act of any government, or any other cause beyond its reasonable control (“Event of Force Majeure”), and such nonperformance shall not be a breach, or a ground for termination, of the Contract. Any such event of force majeure shall not extend the term of the Contract.

14. Event of Default

14.1 In the event of any breach of or default under the Contract, the non-defaulting party may terminate the Contract, following thirty (30) days’ written notice of such default to the defaulting party and the defaulting party’s failure to cure within such period. The non-defaulting party shall be entitled to exercise all other rights and remedies available to such party under applicable law.

15. Arbitration

15.1 Except for proceedings seeking immediate injunctive relief, any controversy or claim arising out of or relating to the interpretation or meaning of the Contract, or the breach thereof, shall be settled by a panel of three (3) disinterested arbitrators in San Francisco, California, one of whom shall be selected by Buyer, one by Seller, and one of whom shall be chairperson of the panel and shall be chosen by agreement between the first two arbitrators. The decision of the arbitrators shall be final, conclusive and binding on the parties, and judgment upon the award rendered by the arbitrators may be entered in any court with proper jurisdiction. Each party shall bear its own witness fees and one-half of the fees of the arbitrators; however, the arbitrators in their discretion may allocate such costs and expenses of the arbitration in such other manner as the arbitrators deem equitable or appropriate. Additionally, the prevailing party shall be entitled to reimbursement for its reasonable expenses and attorney’s fees incurred in connection with the arbitration proceeding, as determined and awarded by the arbitrators, together with all costs, including attorney’s fees, incurred in enforcing the arbitration award.

16. Governing Law

16.1 The Contract shall be governed by, and construed in accordance with, the laws of the State of California (without reference to its conflict of law rules) as applied to agreements among California residents entered into and performed entirely within California.

17. Miscellaneous	17.1 The Contract incorporates and shall be subject to the Domino Terms. In the event that there is a conflict between the Domino Terms and the Contract, the Contract shall govern.

17.2 Seller shall have no liability for failing to deliver Sugar covered by the Contract if such failure arises from a shutdown of, or other failure to produce Sugar by, any of Seller’s members. Furthermore, nothing in the Contract shall obligate Seller or any of its members to cultivate sugarcane or produce raw sugar for sale to Buyer.

17.3 The Contract, including any exhibits hereto, embodies the entire agreement and understanding of the parties in respect of the transactions contemplated herein. The Contract supersedes all prior agreements and understanding between the parties with respect to such transactions.

17.4 Unless otherwise provided herein, any notice, request, instruction, or other document to be given hereunder shall be in writing, shall be deemed to have been given or delivered when (a) delivered personally, (b) faxed (receipt confirmed, with a copy sent by certified or registered mail), or (c) sent by certified or registered mail, postage prepaid, return receipt requested, or by Federal Express or other overnight delivery service, to the address set forth below or to such address as the party may provide in written notice to the other party:

To Seller:

Hawaiian Sugar & Transportation Cooperative c/o Hawaiian Commercial & Sugar Company P.O. Box 266 Puunene, Hawaii 96784

Fax: (808) 871-2149 Phone: (808) 877-6978 E-Mail: cbenjamin@hcsugar.com

To Buyer:

C&H Sugar Company, Inc.

2300 Contra Costa Blvd., Suite 600

Pleasant Hill, California 94523

With copy to

American Sugar Refining

1 Federal Street

Yonkers, NY 10702

Fax: (914) 709-8360

Phone: (914) 709-8276

E-Mail: MROlson@tasrc.com

17.5  No amendment or waiver of any provision of the Contract shall be effective unless in writing and signed by both parties.

17.6  Unless otherwise provided herein, the parties shall not make any assignment of the Contract without the prior written consent of the other party.  All covenants and provisions of the Contract shall bind and inure to the benefit of the parties’ successors and permitted assigns.

17.7  If any term or provision of the Contract is held by a court of competent jurisdiction or other authority to be invalid, illegal, void, or unenforceable under applicable law, such term or provision shall be excluded from the Contract and the balance of the Contract shall be interpreted as if such term or provision were excluded and shall be enforceable in accordance with its terms to the fullest extent permitted by law.

17.8  The Contract may be executed in any number of counterparts, each of which when so executed shall be deemed an original, and all of which taken together shall constitute one agreement.

Seller:		Buyer:

HAWAIIAN SUGAR & TRANSPORTATION COOPERATIVE		C&H SUGAR COMPANY, INC.

By	/s/ Christopher J. Benjamin	By	/s/ M. Olson
	Christopher J. Benjamin		M. Olson
	Its Chairman and President		Its Vice President — Commodities Purchasing

EXHIBIT A

[Domino Sugar Corporation General Contract Terms]

EXHIBIT B

2010 Crop Year — Benchmark Quantity

Shipment and Pricing Schedule

1.              Shipment

1.1       22,000 st (co-shipped with carried forward balance of 2009 crop) — May 2010 Shipment

1.2       34,000 st — July/August 2010 Shipment

1.3       34,000 st — September/October 2010 Shipment

1.4       12,000 st — Shipment to be determined

2.              Pricing

2.1       For Shipment 1.1 above — a fixed price of 29c/lb flat

2.2       For Shipment 1.2 above — the average of

2.2.1                     303 lots (17,000st)  at 28.10 c/lb flat

2.2.2                     204 lots of Seller’s Executable Orders vs July 2010 No16 less 0.45c/lb

2.2.3                     50 lots of Seller’s Puts vs July 2010 No16 less 0.45c/lb

2.2.4                     50 lots of Buyer’s Calls vs July 2010 No16 less 0.45c/lb

2.3       For Shipment 1.3 above — the average of

2.3.1                     405 lots of Seller’s Executable Orders vs September 2010 No16 less 0.45c/lb

2.3.2                     101 lots of Seller’s Puts vs September 2010 No16 less 0.45c/lb

2.3.3                     101 lots of Buyer’s Calls vs September 2010 No16 less 0.45c/lb

2.4       For Shipment 1.4 above — to be determined

EXHIBIT C

2011 Crop Year — Benchmark Quantity

Shipment and Pricing Schedule

1.              Shipment

1.1       34,000 st — May 2011 Shipment

1.2       34,000 st — July 2011 Shipment

1.3       34,000 st — September 2011 Shipment

2.              Pricing

2.1       For Shipment 1.1 above — the average of

2.1.1                     405 lots of Seller’s Executable Orders vs May 2011 No16 less 0.45c/lb

2.1.2                     101 lots of Seller’s Puts vs May 2011 No16 less 0.45c/lb

2.1.3                     101 lots of Buyer’s Calls vs May 2011 No16 less 0.45c/lb

2.2       For Shipment 1.2 above — the average of

2.2.1                     405 lots of Seller’s Executable Orders vs July 2011 No16 less 0.45c/lb

2.2.2                     101 lots of Seller’s Puts vs July 2011 No16 less 0.45c/lb

2.2.3                     101 lots of Buyer’s Calls vs July 2011 No16 less 0.45c/lb

2.3       For Shipment 1.3 above — the average of

2.3.1                     405 lots of Seller’s Executable Orders vs September 2011 No16 less 0.45c/lb

2.3.2                     101 lots of Seller’s Puts vs September 2011 No16 less 0.45c/lb

2.3.3                     101 lots of Buyer’s Calls vs September 2011 No16 less 0.45c/lb

2012 Crop Year — Benchmark Quantity

Shipment and Pricing Schedule

1.              Shipment

1.1       34,000 st — May 2012 Shipment

1.2       34,000 st — July 2012 Shipment

1.3       34,000 st — September 2012 Shipment

2.              Pricing

2.1       For Shipment 1.1 above — the average of

2.1.1                     405 lots of Seller’s Executable Orders vs May 2012 No16 less 0.45c/lb

2.1.2                     101 lots of Seller’s Puts vs May 2012 No16 less 0.45c/lb

2.1.3                     101 lots of Buyer’s Calls vs May 2012 No16 less 0.45c/lb

2.2       For Shipment 1.2 above — the average of

2.2.1                     405 lots of Seller’s Executable Orders vs July 2012 No16 less 0.45c/lb

2.2.2                     101 lots of Seller’s Puts vs July 2012 No16 less 0.45c/lb

2.2.3                     101 lots of Buyer’s Calls vs July 2012 No16 less 0.45c/lb

2.3       For Shipment 1.3 above — the average of

2.3.1                     405 lots of Seller’s Executable Orders vs September 2012 No16 less 0.45c/lb

2.3.2                     101 lots of Seller’s Puts vs September 2012 No16 less 0.45c/lb

2.3.3                     101 lots of Buyer’s Calls vs September 2012 No16 less 0.45c/lb